Exhibit 99.1

United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
tel:	203 622-3131
fax:	203 622-6080

unitedrentals.com

United Rentals Announces Execution of New Asset-Based Loan Facility

STAMFORD, Conn. — March 31, 2015 — United Rentals, Inc., United Rentals (North America), Inc. (together, the “Company”) and certain of their subsidiaries announced today that they entered into a Second Amended and Restated Credit Agreement which provides for a senior secured asset-based loan facility (the “ABL Facility”) of $2,500 million, a portion of which is available for borrowing in Canadian Dollars. The Second Amended and Restated Credit Agreement also provides for an uncommitted incremental increase in the ABL Facility of up to $1,250 million or more, depending on the value of borrowing base assets in excess of the initial maximum amount of the facility. The ABL Facility replaces the Company’s existing senior secured asset-based loan facility.

Certain of the Company’s subsidiaries have provided guarantees under the ABL Facility. In addition, obligations under the facility are secured by certain first-priority security interests in the assets of the borrowers and the guarantors. Amounts drawn bear annual interest at either the LIBOR rate plus a margin of 1.25% to 1.75% or at a base rate (equal to the highest of Bank of America’s prime rate, the federal funds rate plus 0.5%, or 30-day LIBOR plus 1.0%) plus a margin of 0.25% to 0.75%.

The ABL Facility matures on March 31, 2020. At closing, approximately CAD $138 million was drawn and the borrowers had approximately $2,341 million available for additional borrowings, subject to borrowing base limitations.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 881 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,300 classes of equipment for rent with a total original cost of $8.44 billion. United Rentals, Inc. is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals, Inc. is available at UnitedRentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.  For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2014, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

###

Contact:

Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com